UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 3, 2005

VISION-SCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-20970	13-3430173
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 Strathmore Road
Natick, Massachusetts  01760

(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code:  (508) 650-9971

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01               Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard, Transfer of Listing.

Vision-Sciences, Inc. (the “Company”) has agreed to seek shareholders’ approval and ratification for the participation of Lewis C. Pell and Katsumi Oneda, two of the Company’s major shareholders, directors and officers, in the private equity placement that took place in February 2005 and the terms of their participation in the private equity placement.

The financing involved an issuance by the Company of an aggregate of 3,703,702 shares of Common Stock at a price of $2.70 per share, and Warrants for the purchase of 1,103,704 shares of Common Stock, raising gross proceeds to the Company of approximately $10,000,000.  Messrs. Pell and Oneda participated in the financing, investing an aggregate of $2,000,000 in exchange for 740,740 shares of Common Stock and Warrants for the purchase of 185,186 shares of Common Stock.

The shareholders’ approval and ratification is being sought following receipt of a letter from Nasdaq on March 3, 2005, requesting that the Company propose a remediation plan in order to bring the Company into compliance with Nasdaq Marketplace Rule 4350(i)(1)(A) which as interpreted by Nasdaq, requires shareholder approval of any issuance of securities to officers and directors at a price below the closing inside bid price.  As noted above, the private placement was completed at the price of $2.70 per share, $0.25 below the closing inside bid price on February 14, 2005, which was $2.95 per share.  The shareholders will be asked to approve and ratify the transaction in the next annual meeting of shareholders.

In addition, in order to facilitate the compliance by the Company with Nasdaq’s requirements, Messrs. Pell and Oneda have agreed to enter into a lock-up agreement restricting their right to sell, transfer, or otherwise dispose of any of the securities purchased by them until a shareholders' approval is obtained.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISION-SCIENCES, INC.

Date: March 9, 2005	By:	/s/James A. Tracy
James A. Tracy
Vice President Finance and Chief Financial Officer